Exhibit 5.1

1 May 2023	Our Ref: SF/AP/172608

MoonLake Immunotherapeutics
Walkers Corporate Limited
190 Elgin Avenue
George Town
Grand Cayman KY1-9008
Cayman Islands
Dear Addressees
MOONLAKE IMMUNOTHERAPEUTICS
We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in connection with the registration of the re-sale from time to time by certain selling shareholders of up to an aggregate of 35,666,767 Class A ordinary shares in the capital of MoonLake Immunotherapeutics (the "Company", and such shares the "Class A Ordinary Shares"), including:
(a)    4,833,827 Class A Ordinary Shares issued to certain investors at the Closing pursuant to the PIPE Subscription Agreements (each as defined in the Registration Statement) (the “PIPE Shares”);
(b)    2,855,000 Class A Ordinary Shares issued upon conversion of the Class B ordinary shares in the capital of the Company into Class A Ordinary Shares at the Closing pursuant to the Prior Articles (as defined in Schedule 1) (the “Converted Founder Shares”);
(c)    430,000 Class A Ordinary Shares issued to certain investors on the closing of the Company’s initial public offering on 22 October, 2020 pursuant to a private sale (the “Private Placement Shares”);
(d)    18,501,284 Class A Ordinary Shares issued to the BVF Shareholders at the Closing (each as defined in the Registration Statement) (the “BVF Shares” and together with the PIPE Shares, Converted Founder Shares and Private Placement Shares, the “Issued Shares”); and
(e)    up to 9,046,656 Class A Ordinary Shares issuable on conversion of up to 9,046,656 issued and outstanding Class C ordinary shares in the capital of the Company ("Class C Ordinary Shares") pursuant to the Memorandum and Articles of Association (as defined in Schedule 1) (the "Conversion" and such Class A Ordinary Shares, the "Conversion Shares"), the Conversion to be effected by way of the surrender of Class C Ordinary Shares and associated issuance of Class A Ordinary Shares in accordance with the Subscription Agreement (as defined in Schedule 1),

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in each case with a par value of US $0.0001 per share in the capital of the Company (the "Offered Shares") under the United States Securities Act of 1933, as amended (the "Securities Act") and pursuant to the terms of the Registration Statement (as defined in Schedule 1).
For the purposes of giving this opinion, we have examined and relied upon the originals or copies of the documents listed in Schedule 1.
We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Documents (as defined in Schedule 1) nor upon matters of fact or the commercial terms of the transactions contemplated by the Documents.
Based upon the foregoing examinations and the assumptions and qualifications set out below and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.
1.    The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands (the "Registrar").
2.    The Issued Shares have been duly authorised by all necessary corporate action of the Company and, upon the issue of the Issued Shares (by the entry of the name of the registered owner thereof in the Register of Members of the Company confirming that such Issued Shares have been issued credited as fully paid), delivery and payment therefore by the purchaser in accordance with the Memorandum and Articles of Association or the Prior Articles (as applicable and as each term as defined in Schedule 1) and in the manner contemplated by the Registration Statement and any subscription documents in connection with the subscription for such Issued Shares, the Issued Shares will be duly authorised, validly issued, fully paid and non-assessable (meaning that no additional sums may be levied in respect of such Issued Shares on the holder thereof by the Company).
3.    The Conversion Shares have been duly authorised by all necessary corporate action of the Company and, upon issue of the Conversion Shares (by the entry of the name of the registered owner thereof in the Register of Members of the Company confirming that such Conversion Shares have been issued credited as fully paid), delivery and payment therefore by the purchaser in accordance with the Memorandum and Articles of Association and in the manner contemplated by the Registration Statement and the Subscription Agreement, the Conversion Shares will be duly authorised, validly issued, fully paid and non-assessable (meaning that no additional sums may be levied in respect of such Conversion Shares on the holder thereof by the Company).
The foregoing opinions are given based on the following assumptions.
1.    The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Documents are genuine and are those of a person or persons given power to execute the Documents under the Resolutions (as defined in Schedule 1). All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. The Documents conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such Documents.

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2.    The Memorandum and Articles of Association reviewed by us will be the memorandum and articles of association of the Company in effect upon the consummation of the issue and sale of the Offered Shares and the Prior Articles were the memorandum and articles of association of the Company in effect immediately prior to Closing.
3.    The Company Records (as defined in Schedule 1) are complete and accurate and all matters required by law and the Memorandum and Articles of Association to be recorded therein are completely and accurately so recorded.
4.    The accuracy and completeness of all factual representations made in the Registration Statement, the Subscription Agreement and all other documents reviewed by us.
5.    The Company will receive or has received consideration in money or money’s worth for each Offered Share offered by the Company when issued at the agreed issue price as per the terms of the Subscription Agreement and any other subscription documents in connection with the subscription for such Offered Shares, such price in any event not being less than the stated par or nominal value of each Offered Share.
6.    The Resolutions (defined in Schedule 1) are and shall remain in full force and effect and have not been and will not be rescinded or amended. The Resolutions were duly adopted at duly convened meetings of the board of directors or the audit committee of the board of directors or the members of the Company and such meetings were held and conducted in accordance with the Memorandum and Articles or the Prior Articles, as applicable. Where the Resolutions take the form of written resolutions, they have been duly executed by or on behalf of each director of the Company and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed.
7.    The Registration Statement and each Subscription Agreement will be or have been duly authorised, executed and delivered by or on behalf of all relevant parties prior to the issue and sale of the Offered Shares and will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all relevant laws (other than the laws of the Cayman Islands).
8.    All preconditions to the issue and sale of the Offered Shares will be satisfied or duly waived prior to the issue and sale of the Offered Shares and there will be no breach of the terms of the Subscription Agreement.
9.    There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect any of the opinions set forth above.
We have relied upon the statements and representations of directors, officers and other representatives of the Company as to factual matters.
Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing (as defined in Schedule 1) issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Act (as amended) on the date of issue of the certificate if all fees and penalties under the Companies Act (as amended) have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act (as amended).
We express no opinion on and our opinions are subject to the effect, if any, of any provisions of the Prior Articles, Memorandum and Articles, Registration Statement or the Subscription Agreement that rely upon financial or numerical computation.

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This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person, other than persons entitled to rely upon it pursuant to the provisions of the Securities Act, without our prior written consent.
This opinion shall be construed in accordance with the laws of the Cayman Islands.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also hereby consent to the reference to this firm in the Registration Statement.

Yours faithfully

/s/ Walkers (Cayman) LLP

WALKERS (CAYMAN) LLP

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SCHEDULE 1
LIST OF DOCUMENTS EXAMINED
1.    The Certificate of Incorporation dated 13 August 2020, the Certificate of Incorporation on Change of Name dated 5 April 2022, the Amended and Restated Memorandum and Articles of Association of the Company adopted on 19 October 2020 (the "Prior Articles"), the Second Amended and Restated Memorandum and Articles of Association of the Company adopted on 31 March 2022 and effective 5 April 2022 (the "Memorandum and Articles of Association"), the Register of Directors, Register of Officers and Register of Mortgages and Charges, copies of which have been provided to us by its registered office in the Cayman Islands (together, the "Company Records").
2.    The Cayman Online Registry Information System (CORIS), the Cayman Islands' General Registry's online database, searched on 1 May 2023.
3.    A Certificate of Good Standing dated 1 May 2023 in respect of the Company issued by the Registrar (the "Certificate of Good Standing").
4.    Copies of executed written resolutions of the board of directors of the Company dated 30 September 2022, 29 April 2022, 5 April 2022, 19 October 2020, 30 September 2020 and 19 August 2020, executed written resolutions of the audit committee of the board of directors of the Company dated 5 April 2022, the executed minutes of the meetings of the board of directors of the Company held on 3 October 2021 and 6 April 2022 and the minutes of the meeting of the audit committee of the board of directors of the Company held on 3 October 2021 (together the "Director Resolutions" and together with the Shareholder Resolutions, the "Resolutions").
5.    A copy of the form of subscription agreement entered into by the Company with certain existing investors in MoonLake Immunotherapeutics AG in respect of the issuance of Class C Ordinary Shares (the "Subscription Agreement").
6.    A copy of a certified extract of the minutes of an extraordinary general meeting of the members of the Company held on 31 March 2022 (the "Shareholder Resolutions").
7.    A Post-Effective Amendment No.2 to the Registration Statement on Form S-3 to be filed by the Company with the United States Securities and Exchange Commission ("SEC") in respect of the issue and sale by the Company of the Offered Shares, registering the Offered Shares under the Securities Act (including all amendments or supplements thereto, the "Registration Statement").